Exhibit 99.2

X3 Acquisition Corp. Ltd. Announces Closing of $200,000,000 Initial Public Offering

Minneapolis, MN, January 22, 2026 – X3 Acquisition Corp. Ltd. (Nasdaq: XCBEU) (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the closing of its initial public offering of 20,000,000 units, at an offering price of $10.00 per unit, resulting in aggregate gross proceeds to the Company of $200,000,000. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant, which becomes exercisable 30 days after the completion of the Company’s initial business combination, will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share, subject to adjustments. The units are listed on The Nasdaq Stock Market LLC (“Nasdaq”) and trade under the ticker symbol “XCBEU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “XCBE” and “XCBEW,” respectively.

The Company intends to use the net proceeds from the offering and the simultaneous private placement of warrants to pursue and consummate a business combination with one or more businesses.

Stifel, Nicolaus & Company, Incorporated (“Stifel”) acted as the representative of the underwriters for the offering. Loeb & Loeb LLP and Maples and Calder (Cayman) LLP served as legal counsel to the Company. DLA Piper LLP (US) served as legal counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Stifel, Attention: Syndicate Department, 1201 Wills St., Suite 600, Baltimore, MD 21231, by telephone at (855) 300-7136 or by email at SyndProspectus@Stifel.com, or from the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement relating to the units and the underlying securities was declared effective by the SEC on January 20, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About X3 Acquisition Corp. Ltd.

X3 Acquisition Corp. Ltd. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company currently intends to focus on target businesses in the financial services industry, it may pursue an acquisition opportunity in any business, industry, sector or geographical location. The Company’s management team is led by Andrew J. Redleaf, its Chief Executive Officer and Chairman of the Board of Directors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Kenneth J. Weiller

Chief Financial Officer and Chief Operating Officer

612-457-0130

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